Exhibit 99.1

FOR IMMEDIATE RELEASE

At Cameron Associates

John McNamara, General Inquiries – 212-554-5485 or john@cameronassoc.com

Aduddell Industries Appoints Major General Stan Genega as President and CEO,

Accepts Resignation of Previous CEO

Oklahoma City, OK, November 27, 2006 -- Aduddell Industries, Inc. (OTCBB: ADDL), today announced that Ron Carte has resigned as the Company’s President and Chief Executive Officer. Mr. Carte will remain a member of Aduddell Industries Board of Directors. At the same time, the Company is pleased to announce the appointment of Major General Stan Genega, U.S. Army, retired, currently a member of the Company’s Board of Directors, to the position of President and Chief Executive Officer effective immediately. In response to his appointment Mr. Genega said “I am excited about the growth opportunity with Aduddell and pleased to be a part of it.”

From 1997- 2001, Genega was Senior Vice President of Stone & Webster Inc./Shaw Group where he led the Environmental/Infrastructure Business Unit.  Before that, Genega filled various posts in the United States Army, most recently at the rank of Major General as the Director of Civil Works for the US Army Corps of Engineers.  As Director of Civil Works, General Genega was Chief Operating Officer of a 27,000 person, $4 billion per year agency with 900 separate locations within the United States.

Commenting on the appointment, Tim Aduddell Chairman of the Board of Directors of Aduddell, said, "Given Aduddell's inflection point as a Company and the aggressive nature in which we intend on growing our operations organically and through acquisitions, we felt it necessary to appoint a seasoned executive and leader to take the CEO position.  Given General Genega's extensive background in organizational and corporate leadership, we are confident that he will be instrumental in continuing the process of building a company that our shareholders, customers, and employees will be proud to be affiliated with.  Having led the Army Corp of Engineers Civil Works Program, General Genega brings unique experience to our management team both in terms of pure operational experience as well as a diverse network of government and commercial relationships that we believe can help the Company more effectively compete for new business.”

Commenting on Mr. Carte’s resignation, Tim Aduddell, said, “We thank Ron for his years of service to Aduddell as President and CEO. He was instrumental in leading us through the early years of our existence. His background in banking, finance and general contracting helped guide our growth from a small regional roofing company to the national company we are today. He will continue involvement with the company in the transition of responsibility as well as the development of the Oklahoma market.”

About Aduddell Industries

Aduddell Industries, Inc. is the holding company of Aduddell Roofing, www.aduddell.com, one of the leaders in the commercial roofing industry nationwide. Through Aduddell Roofing and other subsidiaries, Aduddell Industries offers Fortune 500 companies and large governmental agencies a broad range of roofing services, including re-roofing, restoration and repair, new roof construction, sheet metal fabrication, and waterproofing. In addition to work on large projects and high security roofing matters, the company has a nationally recognized track record for handling disaster recovery and emergency projects efficiently and cost effectively. More information about Aduddell Industries can be found at www.aduddell.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:-- This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.